As Filed With the Securities and Exchange Commission on June 1, 2010
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HEALTHSTREAM, INC.
(Exact name of registrant as specified in its charter)

Tennessee (State or other jurisdiction of incorporation or organization)	62-1443555 (I.R.S. Employer Identification No.)
209 10th Avenue South, Suite 450
Nashville, Tennessee 37203
(Address of Principal Executive Offices)
HEALTHSTREAM, INC. 2010 STOCK INCENTIVE PLAN
(Full title of the plan)
Kevin P. O’Hara
Senior Vice President, General Counsel and Secretary
HealthStream, Inc.
209 10th Avenue South, Suite 450
Nashville, Tennessee 37203
(615) 301-3100
(Name, Address, and Telephone Number of Registrant’s agent for service)
Copy to:
J. Page Davidson
Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
(615) 742-6200
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of securities	Amount to be	maximum offering	maximum aggregate	Amount of
to be registered	registered (1)	price per share (2)	offering price	registration fee
Common Stock, no par value per share	1,500,000	$4.38	$6,570,000	$469

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) Pursuant to Rule 457(h)(1) and (c) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the average of the high ($4.55) and low prices ($4.21) of the Registrant’s Common Stock on The Nasdaq Global Market on May 25, 2010.

EXPLANATORY NOTE
     HealthStream, Inc. (the “Registrant” or the “Company”) has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act to register 1,500,000 shares of its common stock, no par value per share (“Common Stock”), that are reserved for issuance under the HealthStream, Inc. 2010 Stock Incentive Plan (the “Plan”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The Company has sent or given or will send or give documents containing the information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) to participants in the Plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC” or the “Commission”) under the Securities Act and the Note to Part I of Form S-8. The Registrant is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
     The following documents filed by the Registrant with the SEC, pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:
     (1)   The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009;
     (2)   The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010;
     (3)   The Registrant’s Current Report on Form 8-K filed with the SEC on February 23, 2010; and
     (4)   The Registrant’s description of its Common Stock, as set forth in the Registrant’s Registration Statement on Form 8-A, filed with the SEC on October 18, 1999, and including all other amendments and reports filed for the purpose of updating such description.
     Except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this registration statement and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.
     Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement or the related prospectus.

Item 4.	Description of Securities.
     Not applicable.

Item 5.	Interests of Named Experts and Counsel.
     Not applicable.

Item 6.	Indemnification of Directors and Officers.
     The Registrant’s charter provides that, to the fullest extent permitted by the Tennessee Business Corporation Act, or TBCA, a director will not be liable to the Registrant or its shareholders for monetary damages for breach of his or her fiduciary duty as a director. Under the TBCA, directors have a fiduciary duty which is not eliminated by this provision in the Registrant’s charter. In some circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the TBCA for:
•	breach of the director’s duty of loyalty;

•	acts or omissions which are found by a court of competent jurisdiction to be not in good faith or knowing violations of law;

•	actions leading to improper personal benefit to the director; and

•	payment of dividends that are prohibited by the TBCA.
     The Registrant’s charter provision does not affect the directors’ responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.
     The TBCA provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if the director or officer acted in good faith or reasonably believed, in the case of conduct in his or her official capacity with the corporation, that the conduct was in the corporation’s best interests. In all other civil cases, a corporation must indemnify a director or officer who reasonably believed that his or her conduct was not opposed to the best interests of the corporation. In connection with any criminal proceedings, a corporation may indemnify any director or officer who had no reasonable cause to believe that his or her conduct was unlawful.
     In actions brought by or in the right of the corporation, however, the TBCA does not allow indemnification if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification of a director or officer if the director or officer is adjudged liable in a proceeding because a personal benefit was improperly received.
     In cases when the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding brought because of his or her status as a director or officer of a corporation, the corporation must indemnify the director or officer against reasonable expenses incurred in the proceeding. Also, the TBCA provides that a court may order a corporation to indemnify a director or officer for reasonable expense if, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, whether or not the individual acted in good faith or reasonably believed his or her conduct was in the corporation’s best interest.
     The Registrant’s bylaws provide that it shall indemnify and advance expenses to its directors and officers to the fullest extent permitted by the TBCA. The Registrant also maintains insurance to protect any director against any liability and has entered into indemnification agreements with its directors to create a contractual obligation to indemnify its directors. These agreements, among other things, indemnify the Registrant’s directors for some expenses, judgments and fines and amounts paid in settlement, actually and reasonably incurred by any of these persons in any action, suit or proceeding arising out of the person’s services as the Registrant’s director.

Item 7.	Exemption from Registration Claimed.
     Not applicable.

Item 8.	Exhibits.

4.1
Fourth Amended and Restated Charter of HealthStream, Inc (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed on October 13, 1999, as amended (Reg. No. 333-88939)).

4.2
Amended and Restated Bylaws of HealthStream, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 filed on October 13, 1999, as amended (Reg. No. 333-88939)).

5.1	Opinion of Bass, Berry & Sims PLC.

10.1	The HealthStream, Inc. 2010 Stock Incentive Plan (incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement filed with the SEC on April 29, 2010).

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

24.1	Powers of Attorney (contained on signature pages of this Registration Statement).

Item 9.	Undertakings.
     A. The Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that clauses (A)(1)(i) and (A)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on this 1st day of June, 2010.

HEALTHSTREAM, INC.
By:	/s/ Robert A. Frist, Jr.
Robert A. Frist, Jr.
Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Robert A. Frist, Jr. and Gerard M. Hayden, Jr., as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Robert A. Frist, Jr. Robert A. Frist, Jr.	President, Chief Executive Officer and Chairman (Principal Executive Officer)	June 1, 2010

/s/ Gerard M. Hayden, Jr. Gerard M. Hayden, Jr.	Chief Financial Officer and Senior Vice President (Principal Financial and Accounting Officer)	June 1, 2010

/s/ Thompson S. Dent Thompson S. Dent	Director	June 1, 2010

Frank Gordon	Director

Jeffrey L. McLaren	Director

/s/ Dale Polley Dale Polley	Director	June 1, 2010

Linda Rebrovick	Director

Signature	Title	Date

/s/ Michael Shmerling Michael Shmerling	Director	June 1, 2010

/s/ William W. Stead, M.D. William W. Stead, M.D.	Director	June 1, 2010

EXHIBIT INDEX

4.1
Fourth Amended and Restated Charter of HealthStream, Inc (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed on October 13, 1999, as amended (Reg. No. 333-88939)).

4.2
Amended and Restated Bylaws of HealthStream, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 filed on October 13, 1999, as amended (Reg. No. 333-88939)).

5.1	Opinion of Bass, Berry & Sims PLC.

10.1	The HealthStream, Inc. 2010 Stock Incentive Plan (incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement filed with the SEC on April 29, 2010).

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

24.1	Powers of Attorney (contained on signature pages of this Registration Statement).